Exhibit 99.1

KELLER & COMPANY, INC.
FINANCIAL INSTITUTION CONSULTANTS
555 METRO PLACE NORTH
SUITE 524
DUBLIN, OHIO 43017
_______________________________________

(614) 766-1426        (614) 766-1459 FAX

September 7, 2017

The Board of Directors
Mid-Southern, MHC
300 N. Water Street
Salem, Indiana 47167

Re:  Second Stage Conversion Appraisal Agreement

Attn: Alexander G. Babey

Keller & Company, Inc. (hereinafter referred to as KELLER) hereby proposes to prepare an independent conversion appraisal of the successor to Mid-Southern, MHC (hereinafter referred to as the "Financial Corp."), the stock holding company of Mid-Southern Savings Bank, FSB ("Mid-Southern"), relating to the second stage conversion (the "Conversion") of Mid-Southern, MHC.  KELLER will provide a pro forma valuation of the market value of the shares of the Financial Corp. to be sold in connection with a second stage conversion and the corresponding exchange ratio and prepare the pro forma valuation tables in the prospectus.

KELLER is a financial consulting firm that primarily serves the financial institutions industry.  KELLER is experienced in evaluating and appraising thrift institutions and thrift institution holding companies.  KELLER is an approved conversion appraiser for filings with the Federal Reserve Board (the "Fed"), the Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC"), and is also approved by the Internal Revenue Service as an expert in bank and thrift stock valuations.  Keller has completed conversion appraisals related to standard conversions, mutual holding company stock offerings, second stage mutual holding company conversions and conversions involving foundations, and acquisitions.

KELLER agrees to prepare the conversion appraisal in the format required by the OCC in a timely manner for prompt filing with the OCC and the Securities and Exchange Commission.  KELLER will provide any additional information as requested and will complete appraisal updates in accordance with regulatory requirements and based on market conditions.

The appraisal report will provide a detailed description of the Financial Corp. and Mid-Southern, including their financial condition, operating performance, asset quality, rate sensitivity position, liquidity level and management qualifications.  The appraisal will include a description of the Financial Corp.'s market area, including both economic and demographic characteristics and trends.  An analysis of other publicly traded thrift institutions will be performed to determine a comparable group, and adjustments to the appraised value will be made based on a comparison of the Financial Corp. with the comparable group and recognizing the risk related to an initial public offering.

In making its appraisal, KELLER will rely upon the information in the Subscription and Community Offering Prospectus, including the audited and unaudited financial statements.  Among other factors, KELLER will also consider the following:  the present and projected operating results and financial condition of the Financial Corp.; the economic and demographic conditions in the Financial Corp.'s existing marketing area; pertinent historical financial and other information relating to the Financial Corp.; a comparative evaluation of the operating and financial statistics of the Financial Corp. with those of other thrift institutions; the proposed price per share; the aggregate size of the offering of common stock; the impact of the stock offering on the Financial Corp.'s capital position and earnings potential; the Financial Corp.'s proposed dividend; and the trading market for securities of comparable institutions and general conditions in the market for such securities.  In preparing the appraisal, KELLER will rely solely upon, and assume the accuracy and completeness of, financial and statistical information provided by the Financial Corp., and will not independently value the assets or liabilities of the Financial Corp. in order to prepare the appraisal.

Upon completion of the conversion appraisal, KELLER will make a presentation to the board of directors of the Financial Corp. to review the content of the appraisal, the format and the assumptions.  A written presentation will be provided to each board member as a part of the overall presentation.

For its services in making this appraisal, KELLER's fee will be $35,000, plus out-of-pocket expenses not to exceed $1,000.  The appraisal fee will include the preparation of one valuation update.  Any additional valuation updates will be subject to an additional fee of $3,000 each.  Upon the acceptance of this proposal, KELLER shall be paid a retainer of $5,000 to be applied to the total appraisal fee of $35,000, the balance of which will be payable at the time of the completion of the appraisal.

The Financial Corp. agrees, by the acceptance of this proposal, to indemnify KELLER and its employees and affiliates for certain costs and expenses, including reasonable legal fees of one counsel, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to KELLER by the Financial Corp. or by an intentional omission by the Financial Corp. to state a material fact in the information so provided, except where KELLER or its employees and affiliates have been negligent or at fault.

KELLER agrees to indemnify the Financial Corp. and its employees and affiliates for certain cost and expenses, including reasonable legal fees of one counsel, in connection with claims or litigation relating to or based upon the negligence or willful misconduct of KELLER or its employees or affiliates.

No indemnification payment made pursuant to this agreement shall exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

This proposal will be considered accepted upon the execution of the two enclosed copies of this agreement and the return of one executed copy to KELLER, accompanied by the specified retainer.

KELLER & COMPANY, INC.

By: /s/Michael R. Keller
Michael R. Keller
President

Mid-Southern, MHC

By: /s/Alexander G. Babey
Alexander G. Babey
President & CEO